Exhibit 99.3

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

OF

OARSMAN INVESTMENTS B.V.

THIS SHAREHOLDERS AGREEMENT, dated as of April 12, 2006, by and between Sercotel, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (“Sercotel”), and Controladora de Servicios de Telecomunicaciones, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (“CST”).

W I T N E S S E T H

WHEREAS, Sercotel and CST each hold fifty percent (50%) of the issued and outstanding capital stock of Oarsman Investments B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (the “Company”);

WHEREAS, the Company has entered into an agreement to acquire all of the issued and outstanding capital stock (the “Holdings Shares”) of GTE Venholdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (“Holdings”), pursuant to that certain Stock Purchase Agreement by and among GTE Venezuela S.à.r.l, Verizon International Holdings Inc. and the Company (the “Stock Purchase Agreement”);

WHEREAS Holdings is the record and beneficial owner of (i) 196,401,427 Class A shares and (ii) American Depositary Shares representing an aggregate of 28,009,177 Class D shares of Compañía Anónima Nacional Teléfonos de Venezuela (CANTV) (collectively, the “CANTV Shares”);

WHEREAS, subject to the terms and conditions of the Stock Purchase Agreement, following the Closing of the Acquisition, the Company will commence concurrent offers in Venezuela and the United States to acquire any and all of the Other Company Shares (collectively, the “Offers”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow:

ARTICLE I

DEFINITIONS

Section 1.1.         Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in the attached Appendix A.

Section 1.2.         Number and Gender. As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

ARTICLE II

ORGANIZATION; PURPOSE AND POWERS

Section 2.1.        Articles of Association. Sercotel and CST shall amend the articles of association of the Company as in force on the date hereof to implement the terms of this Agreement in a form to be agreed upon in good faith by the Shareholders (as amended from time to time, the “Articles of Association”) and cause them to be filed with the appropriate Trade Register of the Chamber of Commerce in the Netherlands as promptly as practicable following the execution of this Agreement.

Section 2.2.        Acquisition. The Shareholders shall cause the Company to, in accordance with the terms and conditions of the Stock Purchase Agreement, make all registrations and filings, obtain all permits, licenses and approvals and take such other actions to enable Company to consummate the Acquisition and the Offers in accordance with the terms and conditions of the Stock Purchase Agreement.

Section 2.3.          Name and Trademarks. The name of the Company is “Oarsman Investments B.V.” and all business of the Company shall be conducted in that name or such other name(s) that comply with applicable Law as the Board of Managing Directors may from time to time designate. The Company’s trademarks and service marks shall be registered or filed in the appropriate governmental office of any Governmental Authority where registration or filing is required or deemed to be necessary to protect such name, trademarks and service marks.

Section 2.4.        Registered Office. The registered office of the Company shall be at Rokin 55, 1012 KK, Amerterdam, the Netherlands, or such other office as the Board of Managing Directors may designate from time to time in the manner provided by applicable Law.

Section 2.5.         Principal Office. The principal office of the Company shall be located in such location as approved by the Board of Managing Directors pursuant to Section 6.7.

Section 2.6.        Objectives. The purposes of the Company are the objectives as described in the Articles of Association (the “Objectives”) and shall include the consummation of the transactions contemplated in the Stock Purchase Agreement, the holding of the Holdings Shares and to do any and all acts or things that may be incidental or necessary to the activities set forth above as may be permitted under applicable Law.

ARTICLE III

SHAREHOLDERS

Section 3.1.         Shareholders. Sercotel and CST shall be the only Shareholders of the Company as of the acquisition of the Shares. No other Person may become a Shareholder of the Company except by way of a Transfer permitted under and effected in compliance with this Agreement or upon the unanimous written consent of the existing Shareholders. All Shareholders agree to vote their Shares in accordance with the purposes of this Agreement. The vote of the holders of at least a majority of the outstanding Shares shall decide any question brought before the Shareholders of the Company, unless the question is one which, by applicable Law, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, a unanimous vote of all the Shareholders is necessary to dissolve the Company.

Section 3.2.         Amendments to Terms of Shares. Notwithstanding anything to the contrary herein, the designations or the powers, preferences, priorities or rights or the qualifications, limitations or restrictions of the Shares shall not be amended or modified without the approval (in addition to any other votes or approvals required by applicable Laws) of all of the Shareholders.

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Section 3.3.         Issuance of New Shares. Additional Shares shall be issued in respect of any subsequent capital contributions made pursuant to Section 4.2. If additional Shares are issued at any time, whether in connection with subsequent capital contributions or otherwise, the number of such Shares to be issued shall be based on the then current fair market value (as determined by the Board of Managing Directors) of the outstanding Shares.

Section 3.4.         Unanimous Written Consent in Lieu of Meetings. To the extent permitted by applicable Law, any action required or permitted to be taken by the Shareholders at a meeting may be taken in the form of a written consent signed by the requisite number of Shareholders required to approve such action.

ARTICLE IV

FINANCING STRUCTURE; CAPITAL

CONTRIBUTIONS; DISTRIBUTIONS

Section 4.1.         Initial Capital Contributions. Each of the Shareholders shall make capital contributions to the capital of the Company as follows:

(a)          Immediately prior to the Closing, each Shareholder shall make capital contributions equivalent to fifty percent (50%) of the Purchase Price.

(b)           Immediately prior to the consummation of the Offers, each Shareholder shall make capital contributions equivalent to fifty percent (50%) of the sum of (i) the Offer Price (as defined in the Stock Purchase Agreement) multiplied by the number of Other Company Shares duly tendered into the Offers and not withdrawn on or before the Expiration Date, plus (ii) any such amount as the Shareholders may agree in order to provide sufficient funds to the Company to consummate the Offers.

Section 4.2.	Subsequent Capital Contributions.

(a)         The Shareholders shall make additional capital contributions in the amounts and at the times determined by the Board of Managing Directors, from time to time. Each Shareholder shall be responsible for such additional capital contributions to the extent of its respective Proportionate Interest.

(b)           Except as otherwise described in this Section 4.2, no Shareholder shall have the right or shall be permitted to make additional capital contributions to the Company unless such additional capital contributions have been approved by the Board of Managing Directors as required by applicable Law and this Agreement.

(c)           Except as otherwise decided by the Board of Managing Directors pursuant to the provisions of Section 6.7, any calls for additional capital contributions shall be in accordance with the then applicable Proportionate Interests of the Shareholders with a view to avoiding dilution of the respective Proportionate Interests of any of the Shareholders.

Section 4.3.        Return of Capital. Except as required by Law, no Shareholder shall have the right to demand or receive the return of any capital contributions made to the Company.

ARTICLE V

ADMINISTRATION; BUSINESS PLAN; BOOKS OF ACCOUNT

Section 5.1.	General Principles.

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(a)           The Company shall act in full compliance with all applicable Laws (including without limitation tax, competition, record-keeping and labor laws, and laws regarding dealings with government officials), including without limitation the Laws of all jurisdictions in which the Company operates.

Section 5.2.         Books of Account; Accounting Policies. The Company shall keep and maintain complete and accurate books, records and accounts on an accrual basis of accounting in accordance with generally accepted accounting principles of the Netherlands and of the United States.

Section 5.3.        Inspection. Any Shareholder, or its duly authorized representative, shall be permitted at any time to inspect and audit the books, records, accounts and operations of the Company at the principal place of business of the Company, upon reasonable notice and without undue disturbance of the Company’s operations, during the Company’s business hours, at the expense of such Shareholder. The Company shall not be required to maintain any such records for a period in excess of seven years from the date of the making or receipt thereof, unless a Shareholder requests that they be maintained for a longer period, except for those records, if any, required to be kept for a longer period under applicable Law.

Section 5.4.        Auditors. The Company’s auditors shall be an internationally- recognized firm of certified public accountants selected by the Board of Managing Directors.

Section 5.5.        Depositories. The Company’s funds shall be deposited with such banks, or invested in such manner, as the Board of Managing Directors may approve. All bank and other accounts shall be maintained in the Company’s name. None of the Company’s funds shall be commingled with the funds of any Shareholder or any other Person.

ARTICLE VI

MANAGEMENT OF THE COMPANY

Section 6.1.	Restrictions on Shareholder Authority.

(a)           Except as otherwise expressly authorized in this Agreement, no Shareholder shall, without the prior written approval of the other Shareholders, engage in any transaction, make any other commitment, enter into any agreement or incur any obligation, whether as principal, surety or agent, or in any other way hold itself out as acting for or on behalf of the Company.

Section 6.2.	Board of Managing Directors.

(a)         Except as provided in this Agreement, the Articles of Association or by non-waivable provisions of the Act or applicable Law, the power of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a management board (the “Board of Managing Directors”).

(b)           The Board of Managing Directors shall initially be composed of MeesPierson Intertrust B.V. a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (the “Initial Managing Director”). As soon as reasonably practicable after the date hereof, the Articles of Association shall be amended to provide for the Board of Managing Directors to consist of four (4) Persons (collectively, the “Managing Directors”). Each of Sercotel and its Affiliates, on the one hand, and CST and its Affiliates, on the other hand, shall have the right to nominate two (2) managing directors to the Board of Managing Directors for

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appointment by the general meeting of shareholders (the “Sercotel Managing Directors” and the “CST Managing Directors” respectively). Such nominations for appointment shall be binding.

Section 6.3.        Appointment, Removal and Replacement. Each Shareholder shall have full authority unilaterally to propose to the general meeting of Shareholders the removal of any of the Managing Directors nominated by it, with or without cause, and such proposal shall be binding. Unless and until he or she resigns, dies or is removed, each Managing Director shall hold office and remain on the Board of Managing Directors until his or her successor shall have been selected and qualified.

Section 6.4.	Meetings.

(a)           Meetings of the Board of Managing Directors may be called by any Shareholder or Shareholders holding at least fifty percent (50%) of the Shares or any two Managing Directors. Notice of regular and special meetings of the Board of Managing Directors shall be given to each Managing Director, with a copy to the Shareholders, specifying the time and place of the meeting and the agenda therefor, and shall be given to all Managing Directors at least 14 days in advance of each such meeting.

(b)           In the event that CANTV announces a shareholders meeting of CANTV, the Board of Managing Directors shall promptly call a general meeting of the Board of Managing Directors for purposes of determining what actions to take at the CANTV shareholder meeting, including how to vote the CANTV shares held by the Company, directly or indirectly; provided that such meeting shall occur no less than 5 days prior to the CANTV shareholders meeting, provided further, to the extent possible, notice of such Board of Managing Directors’ meeting shall be given to each Managing Director at least 5 days in advance of such Board of Managing Directors’ meeting.

Section 6.5.         Unanimous Written Consent in Lieu of Meetings. To the extent permitted by applicable Law, any action required or permitted to be taken by the Board of Managing Directors may be taken in the form of a written consent signed by all the Managing Directors.

Section 6.6.         Telephonic Meetings. Meetings of the Board of Managing Directors may be held through the use of a conference telephone or similar communications equipment allowing persons participating in the meeting to hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at such meeting.

Section 6.7.	Voting, Quorum and Action.

(a)           Each Managing Director on the Board of Managing Directors shall be entitled to cast one vote and decisions will be made by an absolute majority of votes cast. A quorum for the transaction of business at any meeting of the Board of Managing Directors shall consist of half the total number of Managing Directors then in office rounded up to the nearest integer (if such total number is odd) and half the total number of Managing Directors then in office plus one (if such total number is even); provided, that a quorum shall include either (i) the Initial Managing Director alone, if the Board of Managing Directors consists only of the Initial Managing Director or (ii) if the Board of Managing Directors includes Managing Directors other than the Initial Managing Director, (x) at least one Sercotel Managing Director for so long as the Proportionate Interest of Sercotel and its Affiliates, collectively, exceeds 25 percent and (y) at least one CST Managing Director for so long as the Proportionate Interest of CST and its Affiliates, collectively, exceeds 25 percent.

Section 6.8.        Compensation. Managing Directors shall not receive any compensation for their services to the Company. All Managing Directors shall be reimbursed by the Company for expenses (including travel expenses) that are reasonably incurred by such Managing Directors in the

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performance of their duties hereunder (including attendance at meetings of the Board of Managing Directors).

ARTICLE VII

TRANSFER OF INTERESTS

Section 7.1.	Restrictions Applicable to All Transfers.

(a)          No Shareholder shall directly or indirectly sell, assign, pledge, dispose of, alienate or encumber in any way or otherwise transfer (collectively, “Transfer,” and any such sale, assignment, pledge, disposition, alienation, encumbrance or otherwise, collectively, a “Transfer”), whether or not for value, all or any part of its Shares, or voting or other rights with respect thereto without the prior written consent of all Shareholders or unless such Transfer shall have been effected pursuant to this Article VII. Any purported Transfer of Shares in violation of this Article VII shall not be effective and shall be null, void ab initio and of no force or effect.

(b)         No Shareholder shall Transfer its Shares at any time if such action would constitute a violation of any securities or blue sky Laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Shares under any such Laws or a breach of any undertaking or agreement of such Shareholder entered into pursuant to such Laws or in connection with obtaining an exemption thereunder.

(c)          No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to its Shares nor shall any Shareholder enter into any agreement or arrangement of any kind with any Person with respect to its Shares inconsistent with the provisions of this Agreement, including any agreement or arrangement with respect to the acquisition, disposition or voting (if applicable) of its Shares.

Section 7.2.         Transfers to Affiliates. The Shareholders may freely Transfer all or part of their respective Shares to any Affiliate of such Shareholder at any time in accordance with Article VII of the Articles of Association; provided, that (x) any such proposed Affiliate Transferee shall have executed and delivered to the other Shareholders an instrument in form and substance reasonably satisfactory to the other Shareholders confirming that such Affiliate Transferee agrees to become a party to this Agreement and takes the Shares subject to all the terms and conditions of this Agreement, (y) such proposed Affiliate Transferee shall have agreed in writing that if it ceases to be an Affiliate of the transferring Shareholder, it shall immediately transfer to such Shareholder or an Affiliate thereof the Shares owned by it and (z) the transferring Shareholder shall remain responsible, as guarantor, for compliance by the Affiliate Transferee with its obligations under this Agreement.

ARTICLE VIII

RESOLUTION OF IMPASSE

Section 8.1.         Notice of and Procedures Following Impasse. If, despite their reasonable efforts, the Shareholders are unable to resolve a dispute with respect to the business or operations of the Company, or, despite its reasonable efforts, the Board of Managing Directors is unable to reach a decision on any matter, and any Shareholder holding a Proportionate Interest equal to fifty percent (50%) believes in good faith that such dispute or decision is of sufficient importance to trigger the provisions of this Article VIII (such a dispute or inability to reach a decision, an “Impasse”), then such Shareholder may at any time provide written notice to the other Shareholder that an Impasse exists under this Agreement. If such written notice has been provided, the Shareholders hereby agree to submit to the provisions set forth

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in this Article VIII. The outcome of this Impasse resolution procedure shall be accepted and implemented under this Agreement, and the Shareholders shall take such actions and execute such documents as necessary or desirable in order to give full effect to the outcome reached under this Impasse resolution procedure, with a view to ensuring that the Shareholders’ rights and obligations with respect to their interests in the Company are consistent with their rights and obligations with respect to their and their Affiliates’ interests in Holdings. Any Impasse may, however, be resolved at any time by written agreement of the Shareholders, notwithstanding any prior delivery of notice pursuant to this Section.

Section 8.2.         Procedures Following Impasse. Upon notice of an Impasse provided pursuant to Section 8.1, the Board of Managing Directors shall first endeavor to resolve such controversy through active deliberation and discussion at its own level. If, after 5 days from the date of such notice, the Board of Managing Directors is unable to reach a mutually agreeable resolution, the Impasse shall be submitted to a senior officer of América Móvil, S.A. de C.V., selected by Sercotel and a senior officer of Teléfonos de México, S.A. de C.V., selected by CST, which officers shall seek to definitively resolve such Impasse.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

The parties to this agreement hereby each represent and warrant, each as to itself, as of the date hereof as follows:

Section 9.1.         Due Organization. Each of Sercotel and CST represents as to itself that it is a corporation duly organized and validly existing under the laws of Mexico, and has full corporate power and authority to carry on its business as it is now being conducted. Each of Sercotel and CST represent as to itself that it is a duly licensed or qualified as a foreign corporation, and is in good standing, in all jurisdictions necessary for each to be able to consummate the transactions contemplated hereby (including without limitation the Offer), and in all jurisdictions where the nature of the Company’s or Holding’s business as of the Closing Date will require it to be so licensed or qualified, except where failure so to qualify or obtain a license would not have a Material Adverse Effect on Sercotel, CST or the Company.

Section 9.2.	Execution and Binding Effect of Agreement.

(a)           Each of Sercotel and CST represents as to itself that it has full corporate power and authority to enter into and be bound by the terms and conditions of this Agreement and the other instruments and documents required or contemplated herein, and to carry out its obligations hereunder and thereunder. Each of Sercotel and CST further represents as to itself that neither the execution or delivery of this Agreement nor any of such other instruments and documents nor the consummation of the transactions provided for hereby and thereby (including without limitation the Acquisition) requires any further corporate proceeding on its part to authorize the execution or delivery of this Agreement or any of such other instruments or documents or the consummation of any of the transactions contemplated hereby or thereby.

(b)            Each of Sercotel and CST represents as to itself that each of this Agreement and such other documents and instruments is, or upon its execution and delivery will be, a legal, valid and binding obligation enforceable against itself in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

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ARTICLE X

INDEMNIFICATION

Section 10.1.       Indemnification for Losses. In the event that either Sercotel or CST, in each case including their respective Controlling Persons and the respective directors and officers of each of them and their Controlling Persons, as applicable (the “Indemnified Parties”), shall be subject to Losses arising out of, relating to or on account of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby or thereby, including, but not limited to, the Acquisition, the Offers and ownership of the Shares in the Company, the other party (the “Indemnifying Party”) agrees that it shall indemnify, defend and hold harmless the Indemnified Party with respect to fifty percent (50%) of any such Losses; provided, however, no Indemnified Party shall settle such claim without the consent of the Indemnifying Party, provided, further, that such indemnification is not applicable to Losses caused by the gross negligence or willful misconduct of the Indemnified Party.

ARTICLE XI

MISCELLANEOUS

Section 11.1.       Term. This Agreement shall become binding upon its execution by Sercotel and CST. This Agreement shall continue in force until terminated on the date of the first to occur of (a) the dissolution of the Company or (b) the Transfer (other than as permitted by Section 7.2) by Sercotel or CST of all of its respective Shares; provided, that the provisions of Sections 10.1 and 11.13 shall survive any termination of this Agreement.

Section 11.2.       No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party hereto be liable to the other parties hereto or any Managing Director, officer or employee of the Company for any special, incidental or consequential damages.

Section 11.3.       Rights and Remedies; Specific Performance and Other Equitable Remedies. The rights and remedies under this Agreement shall not be exclusive but shall be in addition to all other rights and remedies available at law or in equity. It is expressly agreed that the remedy at law for breach by any party hereto of its obligations hereunder is inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s failure to comply fully with each of such obligations. Accordingly, the obligations of each party hereunder are expressly made enforceable by specific performance and other equitable remedies.

Section 11.4.       Expenses and Taxes. All legal, accounting and other costs and fees incurred by Sercotel and its Affiliates and Related Persons in connection with the transactions contemplated by this Agreement shall be borne and paid for by Sercotel, and all legal, accounting and other costs and fees incurred by CST and its Affiliates and Related Persons in connection with the transactions contemplated by this Agreement shall be borne and paid for by CST; provided, however, that all costs and fees (a) incurred in connection with obtaining any approvals for the Company from Governmental Authorities or (b) incurred in connection with the Acquisition or the Offers shall be borne and paid for fifty percent (50%) by Sercotel and fifty percent (50%) by CST. All taxes, stamp duties, notarial, registration and recording fees and similar taxes resulting from or relating to the sale or transfer of the Shares shall be borne by the party incurring such taxes.

Section 11.5.       Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement, correspondence or statement of intent, in each case written or oral, including without limitation letters of intention and other correspondence heretofore exchanged between the parties.

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Section 11.6.       Amendment. This Agreement may be amended, modified or superseded at any time by a written instrument executed by the parties hereto.

Section 11.7.       Waiver. Any of the terms, covenants or conditions hereof may be waived, at any time by the party waiving compliance. The failure at any time of any party hereto to require performance by another party of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by another party constitute a waiver of any succeeding breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

Section 11.8.      Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired. In the case of any such invalidity, illegality or unenforceability, the parties hereto agree to use their reasonable commercial efforts to achieve the purpose of such provision by a new legally valid and enforceable stipulation.

Section 11.9.         Successors and Assigns. This Agreement and the rights of a party hereunder may not be assigned, and the obligations of a party hereunder may not be delegated, in whole or in part, without the prior written consent of the other parties hereto; provided, however, that any Shareholder may assign any of its respective rights hereunder, and may delegate any of its respective rights and obligations (subject to the requirement to serve as guarantor described below) hereunder, to any Affiliated Person who becomes bound by the provisions of this Agreement as a result of an instrument executed pursuant to Section 7.2 (subject to the requirement that the transferring shareholder serve as guarantor in accordance with Section 7.2). This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.10.   No Third Party Beneficiaries. Except as otherwise specifically provided herein, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto, any rights or remedies.

Section 11.11.   Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by facsimile transmission (with receipt confirmed), or by any overnight courier or overnight mail delivery service, postage or fees prepaid, at the addresses specified below, and shall be effective upon delivery. Each party hereto, by written notice to the other party hereto in accordance with this Section 11.11, may change the address to which notices, statements, instructions or other documents are to be sent to such party.

If to Sercotel:

Sercotel, S.A. de C.V

c/o América Móvil, S.A. de C.V.

Lago Alberto No. 366

Colonia Anáhuac

11320 México, D.F., México

Phone: (5255) 2581-4410

Facsimile: (5255) 2581-4440

Attn: Alejandro Cantú Jiménez, Esq.

with a copy to:

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Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Phone: (212) 225-2000

Facsimile: (212) 225-3999

Attn: Nicolas Grabar

        Neil Whoriskey

If to CST:

Controladora de Servicios de Telecomunicaciones, S.A. de C.V.

c/o Teléfonos de México, S.A. de C.V.

Paseo del Rio No. 186

Colonia Chimalistac San Angel

01070 México, D.F. México

Attention: Sergio Rodríguez Molleda, Esq.

Phone: (5255) 5222-5825

Facsimile: (5255) 5592-6687

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Phone: (212) 728-8000

Facsimile: (212) 728-8111

Attn: David K. Boston

William H. Gump

If to the Company:

Oarsman Investments B.V.

c/o América Móvil, S.A. de C.V.

Lago Alberto No. 366

Colonia Anáhuac

11320 México, D.F., México

Phone: (5255) 2581-4410

Facsimile: (5255) 2581-4440

Attn: Alejandro Cantú Jiménez, Esq.

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and

Oarsman Investments B.V.

c/o Teléfonos de México S.A. de C.V.

Paseo del Río No. 186

Colonia Chimalistac, San Angel

01070 México, D.F., México

Phone: (5255) 5222-5825

Facsimile: (5255) 5592-6687

Attn: Sergio Rodríguez Molleda, Esq.

Section 11.12.     Headings. All headings contained in this Agreement are for convenience only and do not form a part of this Agreement.

Section 11.13.     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be wholly performed therein.

Section 11.14.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

Sercotel, S.A. de C.V.

By /s/ Carlos Cárdenas Blásquez
Name: Carlos Cárdenas Blásquez Title: Authorized Signatory

Controladora de Servicios de Telecomunicaciones,

S.A. de C.V.

By /s/ Sergio Rodríguez Molleda

Name:	Sergio Rodríguez Molleda
Title:	Authorized Signatory

The undersigned, Oarsman Investments B.V., hereby agrees to perform and abide by all provisions of this Agreement to be performed by or which are applicable to it.

OARSMAN INVESTMENTS B.V.

By /s/ Daniel Alejandro Tapia Mejía	By /s/ Sergio Rodríguez Molleda

Name:	Daniel Alejandro Tapia Mejía	Name:	Sergio Rodríguez Molleda
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Dated: April 12, 2006

Appendix A

Defined Terms

“Acquisition” means the acquisition, directly or indirectly, by the Company of the Holdings Shares pursuant to the Stock Purchase Agreement.

“Act” means the Dutch Civil Code, as the same may be amended from time to time.

“Affiliate”, when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person; provided, however, that in no case shall CST be deemed to be an Affiliate of Sercotel or shall Sercotel be deemed to be an Affiliate of CST; provided, further, that in no case shall the Company be deemed to be an Affiliate of either Sercotel or CST. As used in this definition of Affiliate, “control” shall mean (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities or other evidences of ownership interest of such Person or (b) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Shareholders Agreement, as it may be amended from time to time by the parties hereto.

“Articles of Association” has the meaning specified in Section 2.1.

“Board of Managing Directors” has the meaning specified in Section 6.2.

“CANTV” means Compañía Anónima Nacional Teléfonos de Venezuela (CANTV).

“CANTV Shares” has the meaning specified in the Preamble.

“Closing” means the closing of the Acquisition.

“Closing Date” means the date of the Closing.

“Company” has the meaning specified in the preamble.

“Controlling Person” means, with respect to any Person, each of the Persons directly or indirectly controlling such Person, such control to have the meaning specified in the definition of “Affiliate”.

“CST” has the meaning specified in the Preamble.

“CST Managing Director” has the meaning specified in Section 6.2.

“Expiration Date” has the meaning specified in the Stock Purchase Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any international, multilateral or intergovernmental organization and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Holdings Shares” means all the issued and outstanding capital stock of Holdings.

A-1

“Impasse” has the meaning specified in Section 8.1.

“Indemnified Party” has the meaning specified in Section 10.2.

“Indemnifying Party” has the meaning specified in Section 10.2.

“Initial Managing Director” has the meaning specified in Section 6.2(b).

“Law” means any law, rule or regulation issued by any competent Governmental Authority.

“Losses” means any and all obligations, liabilities, damages, penalties, deficiencies, losses, taxes, judgments and amounts paid in settlement, including reasonable attorneys’ fees, arising from or in connection with third party claims; provided, however, in each case after the application of any amounts recoverable under insurance contracts or similar arrangements and from third parties by the Person claiming indemnity.

“Managing Directors” has the meaning specified in Section 6.2.

“Material Adverse Effect” means, with respect to any Person, any circumstance or event which (a) substantially reduces the net worth of such Person or (b) materially and adversely affects the net worth, business, assets, financial condition or results from operation of any such Person.

“Mexico” means the United Mexican States.

“Objectives” has the meaning specified in Section 2.6.

“Offer Price” has the meaning specified in the Stock Purchase Agreement.

“Offers” has the meaning specified in the Preamble.

“Other Company Shares” has the meaning specified in the Stock Purchase Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association, pool, syndicate, sole proprietorship, or governmental, public or quasi-public entity, political subdivision, agency, instrumentality or office or any other form of organization not specifically listed herein.

“Proportionate Interest” means, with respect to a Shareholder, the Shares owned by such Shareholder expressed as a percentage of the total issued and outstanding Shares of the Company. As of the formation of the Company, the Proportionate Interest of each of Sercotel and CST shall be fifty percent (50%).

“Purchase Price” has the meaning specified in the Stock Purchase Agreement.

“Related Person”, when used with respect to a specified Person, means any other Person of which such specified Person directly or indirectly owns more than 25 percent of the total voting securities or other evidences of ownership.

“Sercotel” has the meaning specified in the Preamble.

“Sercotel Managing Director” has the meaning specified in Section 6.2.

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“Shareholder” means any Person who, at the time of reference thereto, owns Shares.

“Shares” means the shares issued in the capital of the Company.

“Stock Purchase Agreement” has the meaning specified in the Preamble.

“Transfer” has the meaning specified in Section 7.1.

“Transferee” means any Person to which Shares are Transferred by a Shareholder in accordance with Agreement.

“United States” or “U.S.” means the United States of America.

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